CONSENT OF ACCOUNTANTS



The Board of Directors
Mentor Graphics Corporation:


We consent to incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-11291, 33-18259, 2-90577, 33-30036, 2-99251, 33-30774, 33-57147,
33-57149, 33-57151 and 33-64717) and on Form S-3 (Nos. 33-52419, 33-56759,
33-60129, 333-277, 333-2883 and 333-11601) of Mentor Graphics Corporation and
subsidiaries of our reports dated February 3, 1998, relating to the consolidated balance sheets of Mentor Graphics Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, cash flows and stockholders' equity and related schedule for each of the years in the three-year period ended December 31, 1997, which reports appear in the December 31, 1997 annual report on Form 10-K of Mentor Graphics Corporation and subsidiaries.



                                       KPMG PEAT MARWICK LLP



Portland, Oregon
March 30, 1998